Exhibit 99.1

Theriva™ Biologics Reports Second Quarter 2024 Operational Highlights and Financial Results

- VIRAGE, the Phase 2b clinical trial of VCN-01 in combination with chemotherapy for metastatic Pancreatic Ductal Adenocarcinoma (PDAC), is expected to complete enrollment in the third quarter of 2024-

- Received Fast Track Designation (FTD) Granted by the U.S. Food and Drug Administration (FDA) for VCN-01 for the treatment of metastatic pancreatic adenocarcinoma-

- Received Rare Pediatric Disease Designation (RPDD) Granted by the U.S. Food and Drug Administration (FDA) for VCN-01 for the treatment of children with retinoblastoma-

- As of June 30, 2024, Theriva Biologics reports $16.6 million in cash, which is expected to provide runway into the second quarter of 2025-

Rockville, MD, August 13, 2024 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the second quarter ended June 30, 2024, and provided a corporate update.

“We remain on track to complete enrollment for VIRAGE, our Phase 2b trial in metastatic PDAC during the third quarter and are pleased with the FDA’s decision to grant FTD to VCN-01, highlighting the urgent need for new options to treat this deadly disease,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Our lead oncolytic virus (OV) product candidate, VCN-01 is uniquely designed for co-administration with chemotherapy and/or immunotherapy to enhance tumor access by these agents and elicit a persistent antitumor immune response. The ongoing VIRAGE trial is evaluating VCN-01 in combination with standard-of-care chemotherapy, gemcitabine/nab-paclitaxel, as a first line therapy to enable the earliest possible use in metastatic PDAC. We look forward to building upon the compelling clinical data from Phase 1 studies that underscores VCN-01’s multiple modes of action and potential to overcome historical challenges around systemic OV administration. Beyond PDAC, we continue to pursue opportunities that maximize the therapeutic potential of VCN-01. To that end, we are excited by the grant of RPDD to VCN-01 for the treatment of children with retinoblastoma. We will continue to build a portfolio of potentially improved therapeutic combinations as part of our broader strategy to address unmet needs for difficult to treat cancers. Additionally, we have taken steps to further rationalized our burn, which will allow us to extend our cash runway by an additional quarter and bring us closer to the completion and data readout of the VIRAGE trial.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

•         Pancreatic Ductal Adenocarcinoma (PDAC):

o	Dosing is underway and enrollment is nearing completion for VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients. The trial intends to enroll 92 evaluable patients across sites in the U.S. and Spain, and is expected to complete enrollment in the third quarter of 2024.

o	The U.S. FDA granted FTD to lead clinical candidate VCN-01 in combination with gemcitabine and nab-paclitaxel to improve progression-free survival and overall survival in patients with metastatic pancreatic adenocarcinoma. Overall survival and progression free survival are the primary and key secondary endpoints respectively in the ongoing VIRAGE study. Both the FDA and EMA previously granted orphan drug designation to VCN-01 for treatment of PDAC.

•         Retinoblastoma:

o	Results from the investigator sponsored Phase 1 trial evaluating the safety and activity of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma were determined to be positive by the study Monitoring Committee. Discussions with key opinion leaders worldwide, as well as with regulatory agencies, are ongoing to refine our retinoblastoma clinical strategy.

o	The U.S. FDA granted RPDD to lead clinical candidate VCN-01 to treat pediatric patients with retinoblastoma. The FDA has previously granted orphan drug designation to VCN-01 in this indication.

▪	If a Biologics License Application for VCN-01 for the treatment of retinoblastoma is ultimately approved by the FDA, Theriva may be eligible to receive a Priority Review Voucher that can be redeemed to receive a priority review for any subsequent marketing application, or may be sold or transferred.

SYN-004 (ribaxamase):

•	Dosing and safety follow-up were completed for the second cohort of the Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD).

o	If the Data Safety and Monitoring Committee recommends continuation of the trial, enrollment into the third cohort could commence in the second half of 2024 contingent on adequate funding.

Second Quarter Ended June 30, 2024 Financial Results

General and administrative expenses decreased to $1.5 million for the three months ended June 30, 2024, from $2.7 million for the three months ended June 30, 2023. This decrease of 45% is primarily comprised of the decrease in employee compensation costs, consulting fees, audit fees, lower director and officer insurance, and a decrease in fair value of the contingent consideration adjustment, offset by increased investor relation costs. The charge related to stock-based compensation expense was $114,000 for the three months ended June 30, 2024, compared to $106,000 for the three months ended June 30, 2023.

Research and development expenses decreased to $3.0 million for the three months ended June 30, 2024, from approximately $3.1 million for the three months ended June 30, 2023. This decrease of 6% is primarily the result of lower clinical trial expenses related to our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC and lower expenses related to our Phase 1a clinical trial of SYN-020 which has completed, offset by increased expenses to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients. We anticipate research and development expense to increase as we continue enrollment in our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, advance our VCN-01 program in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $58,000 for the three months ended June 30, 2024, compared to $40,000 related to stock-based compensation expense for the three months ended June 30, 2023.

During the quarter ended June 30, 2024, we experienced a sustained decline in the quoted market price of our common stock and we deemed this to be a triggering event for impairment. The Company performed an interim impairment analysis using the “Income approach” that requires significant judgments, including primarily the estimation of future development costs, the probability of success in various phases of its development programs, potential post-launch cash flows and a risk-adjusted weighted average cost of capital. We concluded that the IPR&D was not impaired as of June 30, 2024, however, goodwill with a carrying value of $5.5 million was written down to its estimated fair value of $1.5 million and an impairment charge of $4.0 million was recorded during the quarter ended June 30, 2024. The decrease in the valuation was primarily driven by an increase in the discount rate which was impacted by an increase in the company specific risk premium, and not by material changes to the clinical and administrative operations of the business.

Other income was $172,000 for the three months ended June 30, 2024 compared to other income of $377,000 for the three months ended June 30, 2023. Other income for the three months ended June 30, 2024 is primarily comprised of interest income of $173,000 and an exchange loss of $1,000. Other income for the three months ended June 30, 2023 is primarily comprised of interest income of $381,000 and exchange loss of $4,000.

Cash and cash equivalents totaled $16.6 million as of June 30, 2024, compared to $23.2 million as of December 31, 2023.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding remaining on track to complete enrollment for VIRAGE Phase 2b trial of VCN-01 in combination with chemotherapy for metastatic PDAC during the third quarter; VCN-01 being uniquely designed for co-administration with chemotherapy and/or immunotherapy to enhance tumor access and elicit a persistent antitumor immune response; the cash providing runway into the second quarter of 2025, building upon the clinical data from Phase 1 studies that underscores VCN-01’s multiple modes of action; the potential to overcome historical challenges around systemic OV administration, continuing to pursue opportunities that maximize the therapeutic potential of VCN-01; continuing to build a portfolio of potentially improved therapeutic combinations as part of the Company’s broader strategy to address unmet needs for difficult to treat cancers; further rationalized burn, which will allow the Company to extend its cash runway by an additional quarter and bring it closer to the completion and data readout of the VIRAGE trial , the PDAC trial enrolling 92 evaluable patients across sites in the U.S. and Spain, and completion of enrollment in the third quarter of 2024; the Company being eligible to receive a Priority Review Voucher: and, enrollment into the third cohort commencing in the second half of 2024 contingent on adequate funding. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned and the completion of enrollment in VIRAGE in the third quarter of 2024, generating clinical data that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the second quarter of 2025, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Theriva Biologics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets

Current Assets
Cash and cash equivalents	$16,593	$23,177
Tax credit receivable	1,759	1,812
Prepaid expenses and other current assets	1,363	2,414
Total Current Assets	19,715	27,403

Non-Current Assets
Property and equipment, net	336	422
Restricted cash	99	102
Right of use asset	1,519	1,759
In-process research and development	19,179	19,755
Goodwill	1,465	5,700
Deposits and other assets	77	78
Total Assets	$42,390	$55,219

Liabilities and Stockholders‘ Equity

Current Liabilities:
Accounts payable	$935	$770
Accrued expenses	3,489	2,995
Accrued employee benefits	969	1,517
Deferred research and development tax credit-current portion	880	906
Loans payable-current	62	63
Operating lease liability-current portion	513	487
Total Current Liabilities	6,848	6,738

Non-current Liabilities
Non-current contingent consideration	6,201	6,274
Loan Payable - non-current	93	162
Non-current deferred research and development tax credit	440	906
Non-current operating lease liability	1,162	1,442
Total Liabilities	14,744	15,522

Commitments and Contingencies (Note 13)
Temporary Equity; 10,000,000 authorized
Series C convertible preferred stock, $0.001 par value; 275,000 issued and 139,569 outstanding	1,018	2,006
Series D convertible preferred stock, $0.001 par value; 100,000 issued and outstanding	728	728
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 23,113,391 issued and 22,393,158 outstanding at June 30, 2024 and 17,868,282 issued and 17,148,049 outstanding at December 31, 2023	23	18
Additional paid-in capital	349,673	346,519
Treasury stock at cost, 720,233 shares at June 30, 2024 and at December 31, 2023	(288)	(288)
Accumulated other comprehensive (loss) income	(709)	32
Accumulated deficit	(322,799)	(309,318)
Total Stockholders’ Equity	25,900	36,963

Total Liabilities and Stockholders’ Equity	$42,390	$55,219

Theriva Biologics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Operating Costs and Expenses:
General and administrative	1,467	2,687	3,401	4,888
Research and development	2,953	3,133	6,412	6,110
Goodwill impairment	4,068	—	4,068	—
Total Operating Costs and Expenses	8,488	5,820	13,881	10,998

Loss from Operations	(8,488)	(5,820)	(13,881)	(10,998)

Other Income/Expense:
Foreign currency exchange (loss) gain	(1)	(4)	(2)	1
Interest income	173	381	402	745
Total Other Income	172	377	400	746

Net Loss	(8,316)	(5,443)	(13,481)	(10,252)
Income tax benefit	—	359	—	689
Net Loss Attributable to Common Stockholders	$(8,316)	$(5,084)	$(13,481)	$(9,563)

Net Loss Per Share - Basic and Dilutive	$(0.43)	$(0.34)	$(0.74)	$(0.63)

Weighted average number of shares outstanding during the period - Basic and Dilutive	19,393,401	15,166,209	18,270,725	15,145,252

Net Loss	(8,316)	(5,084)	(13,481)	(9,563)
(Loss) gain on foreign currency translation	(172)	(51)	(741)	323
Total comprehensive loss	$(8,488)	$(5,135)	$(14,222)	$(9,240)